Exhibit 10.1

Letter of Agreement

Natural Resources, LLC

2575 EASTERN BLVD STE 105

YORK, PA, Pennsylvania 17402

Ameri Metro, Inc.

for AMERI METRO, INC

2575 EASTERN BLVD STE 101

YORK, PA, Pennsylvania 17402

Dear Allan Ciliezar CEO for Momentum Economic Development Corporation

This letter (the “Agreement”) summarizes my understanding of the agreement that we reached on December 12, 2021. Prior negotiations took place on December 4TH, 2021.

Project. Prior to the date hereof, Seller and Buyer entered discussion pursuant to which Seller agree to sell and buyers agree to acquire the certain project known as El Coray is a natural resources project in country of Honduras more particularly described is attached Exhibit “A” Inocente de los Dolores lopez Melespin id # 0890-1989-00001 within the Agua Fria and ULUA OLANCHO Oil basins consisting of 44 square miles of real property having natural resources comprise of iron ore, oil and gas together with all other minerals and aggregates. The property that is the subject of this Agreement, is further described in attached exhibit “A” Buyer has relied upon the seller’s representation, Seller and Buyer now are entering into this Agreement.

Natural Resources, LLC and related party Ameri Metro, Inc. (“Buyer”). And Momentum Economic Development Corporation (Seller)

In consideration of the mutual covenants and agreements contained in this Agreement, Buyer and Seller agree as follows:

BASIC TERMS

The purchase price for the Property’s development rights and use rights of unlimited extraction of all mineral and unlimited air rights pursuant to the Honduras land use rights

Purchase Price. The purchase price for the Property’s development rights and use rights of unlimited extraction of all mineral’s rights and unlimited air rights pursuant to the Honduras land use rights (the “Purchase Price”) is $90 Million Dollars and 00/100 ($90,000,000.00). Pursuant to this Agreement, Buyer to pay to Seller an applicable purchase price consideration in the form of class B stock of Ameri Metro, Inc. a Delaware corporation, @ $4,720. Per share total of Twenty-nine Million nine hundred ninety-five thousand six hundred Dollars ($29,995,600.00) within ten days after the signing of the agreement by Natural Resources, LLC of such shall be applied under this Agreement as an earnest money deposit (the “Deposit”) and $60,004,400.00 in form consumptive use token known as AMERI COIN developed pursuant to state of Wyoming USA. Under the Law known as W.S.34-29-106 (c) (g) (ii) (g) (v) priced @180,193.3933 per token (333.00 Blockchain Token) also as earnest money (the “Deposit”) for the purchase by Ameri Metro, Inc.

2. Term

The term of this Agreement (“Term”) will commence as of December 12, 2021, and will continue in effect until December 20, 2021, at which point it shall terminate if not accepted by either party, unless the Term is extended or terminated earlier in a written document signed by both of us in the manner described in Paragraph 5 of this Agreement or as otherwise provided for in this Agreement.

3. Force Majeure

If performance of this Agreement or any obligation under this Agreement is prevented, restricted, or interfered with by causes beyond either party’s reasonable control (“Force Majeure”), and if the party unable to carry out its obligations gives the other party prompt written notice of such event, then the obligations of the party invoking this provision shall be suspended to the extent necessary by such event. The term Force Majeure shall include, without limitation, acts of God, plague, epidemic, pandemic, outbreaks of infectious disease or any other public health crisis, including quarantine or other employee restrictions, fire, explosion, vandalism, storm or other similar occurrence, orders or acts of military or civil authority, or by national emergencies, insurrections, riots, or wars, or strikes, lockouts, work stoppages or other labor disputes, or supplier failures. The excused party shall use reasonable efforts under the circumstances to avoid or remove such causes of non-performance and shall proceed to perform with reasonable dispatch whenever such causes are removed or ceased. An act or omission shall be deemed within the reasonable control of a party if committed, omitted, or caused by such party, or its employees, officers, agents, or affiliates.

4. Notice

Any notices to be given under this Agreement by either of us may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested to the addresses set forth in this Agreement unless one of us notifies the other, in writing, of a change of address.

5. No Other Agreement

This Letter of Agreement contains the entire agreement between us. No part of this Letter of Agreement may be changed, modified, amended or supplemented except in a written document, signed by both of us which specifically states that the document is being signed for the purposes of modifying this Agreement. Each of us acknowledges and agrees that the other has not made any representations, warranties or agreement of any kind, except as is expressly described in this Agreement.

6. Governing Law

This Agreement shall be interpreted in accordance with the laws of Delaware. In interpreting this contract, we each hereby acknowledge that we have mutually agreed to the terms of this Agreement and thus waive the protections of any law or statute which provides that in the case of uncertainty not removed by the laws relating to the interpretation of the contracts, the language of a contact should be interpreted against the drafter of the contact. Further, we agree that in the event that any one or more of the provisions of this Agreement shall be found to be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not be in any way affected or impaired.

7. Attorney’s Fees

We agree that if any action is commenced to enforce any claim, demand, debt, action, cause of action, liability, cost, right, duty or obligation provided herein, or if any action is commenced to enforce any of the provisions of this Agreement, the prevailing party in such an action shall be entitled, in addition to any other remedies, to an award of out-of-pocket attorney’s fees, including all actual costs incurred by the prevailing party.

8. Remedy of the Parties

Except as otherwise specifically provided for in this Agreement, in the event one of us is in default or in breach of any of the material provisions of this Agreement and fails to cure the default or breach within ten (10) days after written notice of such default or breach by the other, the non-breaching party shall have the right to terminate this Agreement.

9. Assignment

This Agreement shall only be assignable or transferable by one of us upon the written approval from the other.

10. Relationship of the Parties

It is understood and agreed that this Agreement does not create a partnership, joint venture or employment relationship of any kind between us; that each of us is acting as independent contractors with respect to each other; and that none of the employees of either of us will be deemed to be employees of the other for any purpose.

11. Termination

Either of us shall have the right, forthwith and without further notice, to terminate this Agreement by written notice to the other, upon the occurrence of any of the following events:

(a) A breach or default of a provision of this Agreement which is not cured within the period set forth in Paragraph 8 of this Agreement.

(b) A Force Majeure Event that continues for a period of thirty (30) days; or

(c) The death or incapacity of either of us during the Term.

In the event of a termination, any moneys due on the date of termination shall be immediately due and payable.

12. Headings

Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

If the above correctly expresses your understanding of the terms reached during our negotiations, please sign and date a copy of this Agreement and return the signed and dated Agreement to me.

Buyer

By:	/s/ Shah Mathias	Date:	12/12/2021
Shah Mathias CEO for Natural Resources, LLC

Buyer

By:	/s/ Robert Choiniere	Date:	12/12/2021
Robert Choiniere, CFO for AMERI METRO, INC

(Seller)

BY:	/s/ Allan Ciliezar	Date:	12/12/2021
Allan Ciliezar CEO for Momentum Economic Development Corporation